As filed with the Securities and Exchange Commission on April 4, 2018

Registration No. 333-222341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sailfish Energy Holdings Corporation

(to be renamed Talos Energy, Inc.)

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	82-3532642 (I.R.S. Employer Identification Number)

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-0410

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lisa S. Jaubert

Senior Vice President, General Counsel and Secretary

Stone Energy Corporation

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-0410

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

John Goodgame Rebecca L. Tyler Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, TX 77002-5200 (713) 220-5800	William S. Moss III Senior Vice President and General Counsel Talos Energy LLC 500 Dallas Street, Suite 2000 Houston, TX 77002 (713) 328-3000	Stephen M. Gill E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 (713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-222341) of Sailfish Energy Holdings Corporation is being filed solely to amend Item 21 of Part II thereof and to transmit a certain exhibit thereto. This Amendment No. 4 does not modify any provision of the consent solicitation statement/prospectus constituting Part I or Items 20 or 22 of Part II of the Registration Statement. Accordingly, this Amendment No. 4 does not include a copy of the consent solicitation statement/prospectus.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The discussion below summarizes the material indemnification provisions of the New Talos Charter and Bylaws and Sections 102(b)(7) and 145 of the DGCL.

Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. Indemnification is also allowed in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that a corporation cannot indemnify them if they have been adjudged to be liable to the corporation unless the Court of Chancery or the court in which the action or suit was brought shall determine upon application that they are fairly and reasonably entitled to indemnity for such expenses. Section 145 of the DGCL also requires a Delaware corporation to indemnify a present or former officer or director against any expenses (including attorneys’ fees) actually and reasonably incurred by such person if he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein.

Article VII of the New Talos Charter together with Article VI of the New Talos Bylaws provide for mandatory indemnification of each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative because:

•	the person is or was or has agreed to become a director or officer of New Talos; or

•	is a person who, while a director or officer of New Talos, is or was serving at the request of New Talos as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the New Talos Charter and Bylaws were adopted or as it may be amended. However, except for proceedings to enforce rights to indemnification or advancement, New Talos will only indemnify any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the New Talos Board.

Article VII of the New Talos Charter and Article VI of the New Talos Bylaws provide for the advancement of reasonable expenses (including, without limitation, attorneys’ fees) reasonably incurred by any indemnified person; provided, however, that the person to whom expenses are advanced shall deliver to New Talos a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the New Talos Bylaws and a written undertaking to repay all amounts advanced if it is ultimately determined that such indemnified person is not entitled to be indemnified.

Article VII of the New Talos Charter and Article VI of the New Talos Bylaws expressly provide that they are not the exclusive methods of indemnification.

Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

Article VI of the New Talos Bylaws provides that New Talos may purchase and maintain insurance, at its own expense, to protect itself and any director or officer of New Talos or of another entity against any expense, liability or loss. This insurance coverage may be maintained regardless of whether New Talos would have the power to indemnify the person against the expense, liability or loss under the New Talos Bylaws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to liability for unlawful acquisitions or redemptions of, or payment of dividends on, capital stock; or

•	for any transaction from which the director derived an improper personal benefit.

Article VII of the New Talos Charter contains this type of provision.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and the New Talos Charter and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New Talos pursuant to the foregoing provisions, or otherwise, New Talos has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the consent solicitation statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1**#	Transaction Agreement, dated as of November 21, 2017, by and among Stone Energy Corporation, Sailfish Energy Holdings Corporation, Sailfish Merger Sub Corporation, Talos Energy LLC and Talos Production LLC

3.1***	Form of Amended and Restated Certificate of Incorporation of Sailfish Energy Holdings Corporation

3.2**	Form of Amended and Restated Bylaws of Sailfish Energy Holdings Corporation

4.2**	Form of Stock Certificate for Common Stock of Sailfish Energy Holdings Corporation

5.1***	Legal Opinion of Akin Gump Strauss Hauer & Feld LLP

8.1***	Tax Opinion of Akin Gump Strauss Hauer & Feld LLP

10.1**	Voting Agreement, dated as of November 21, 2017, by and among Talos Energy LLC, Stone Energy Corporation, Franklin Advisers, Inc., as investment manager on behalf of the company stockholders listed therein and, solely for purposes of Section 11, Franklin Advisers, Inc., as investment manager on behalf of JNL/Franklin Templeton Income Fund and FT Opportunistic Destressed Fund, LTD.

10.2**	Voting Agreement, dated as of November 21, 2017, by and among Talos Energy LLC, Stone Energy Corporation and MacKay Shields LLC, in its capacity as investment manager on behalf of the company stockholders and, to the extent expressly set forth therein, in its individual capacity

10.3**	Support Agreement, dated as of November 21, 2017, by and among Stone Energy Corporation, Sailfish Energy Holdings Corporation, Apollo Management VII, L.P., Apollo Commodities Management, L.P., with respect to Series I, and Riverstone Energy Partners V, L.P.

10.4**	Debt Exchange Agreement, dated as of November 21, 2017, by and among Talos Production LLC, Talos Production Finance Inc., Stone Energy Corporation, Sailfish Energy Holdings Corporation and the lenders and noteholders listed on the schedules thereto

10.5**	Form of Stockholders’ Agreement, among Sailfish Energy Holdings Corporation, Apple Green Energy Feeder LLC, Apple Bondholder, Ride Green Energy Feeder LLC, and Ride Bondholder

10.6**	Form of Registration Rights Agreement, by and between Sailfish Energy Holdings Corporation, Apple Green Energy Feeder LLC, Apple Bondholder, Ride Green Energy Feeder LLC, Ride Bondholder, Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts, and MacKay Shields LLC, as investment manager on behalf of certain of its clients

10.7****	Talos Energy, Inc. Long Term Incentive Plan

10.8***	Contract for the Exploration and Extraction of Hydrocarbons under Production Sharing Modality (Contract Area 2), dated as of September 4, 2015, by and among the National Hydrocarbons Commission, Sierra O&G Exploración y Producción, S. de R.L. de C.V., Talos Energy Offshore México 2, S. de R.L. de C.V. and Premier Oil Exploration and Production Mexico, S.A. de C.V.

10.9*****	Contract for the Exploration and Extraction of Hydrocarbons under Production Sharing Modality (Contract Area 7), dated as of September 4, 2015, by and among the National Hydrocarbons Commission, Sierra O&G Exploración y Producción, S. de R.L. de C.V., Talos Energy Offshore México 7, S. de R.L. de C.V. and Premier Oil Exploration and Production Mexico, S.A. de C.V.

10.10****	Employment Agreement, dated as of February 3, 2012, by and between Talos Energy Operating Company LLC and Timothy S. Duncan

10.11****	Employment Agreement, dated as of February 3, 2012, by and between Talos Energy Operating Company LLC and Stephen E. Heitzman

1

Exhibit Number	Description

10.12****	Employment Agreement, dated as of February 3, 2012, by and between Talos Energy Operating Company LLC and John A. Parker

10.13****	Employment Agreement, dated as of March 14, 2016, by and between Talos Energy Operating Company LLC and Michael L. Harding II

10.14****	Employment Agreement, dated as of August 30, 2013, by and between Talos Energy Operating Company LLC and William S. Moss III

21.1**	List of Subsidiaries

23.1***	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.1)

23.2****	Consent of Ernst & Young LLP

23.3****	Consent of Ernst & Young LLP

23.4****	Consent of Netherland, Sewell & Associates, Inc.

23.5****	Consent of Netherland, Sewell & Associates, Inc.

23.6****	Consent of Netherland, Sewell & Associates, Inc.

23.7****	Consent of Netherland, Sewell & Associates, Inc.

23.8****	Consent of Ryder Scott Company, L.P.

99.1***	Form of Written Consent

99.2****	Consent of Petrie Partners Securities, LLC

99.3*	Consent of Timothy S. Duncan

99.4*	Consent of Gregory A. Beard

99.5*	Consent of Christine Hommes

99.6*	Consent of Robert M. Tichio

99.7*	Consent of Olivia C. Wassenaar

99.8*	Consent of Neal P. Goldman

99.9*	Consent of John “Brad” Juneau

99.10*	Consent of James M. Trimble

99.11*	Consent of Charles M. Sledge

99.12***	Netherland, Sewell & Associates, Inc. reserve report for Talos Energy LLC as of December 31, 2017

99.13*	Netherland, Sewell & Associates, Inc. reserve report for Talos Energy LLC as of December 31, 2016

99.14*	Netherland, Sewell & Associates, Inc. reserve report for Talos Energy LLC as of December 31, 2015

99.15*	Ryder Scott Company, L.P. reserve report for Talos Energy LLC as of December 31, 2015

*	Previously filed with the Registration Statement on Form S-4, File No. 333-222341 on December 29, 2017.
**	Previously filed with Amendment No.1 to the Registration Statement on Form S-4, File No. 333-222341 on February 9, 2017.
***	Previously filed with Amendment No. 2 to the Registration Statement on Form S-4, File No. 333-222341 on March 15, 2018.
****	Previously filed with Amendment No. 3 to the Registration Statement on Form S-4, File No. 333-222341 on March 30, 2018.
*****	Filed herewith.

#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on April 4, 2018.

Sailfish Energy Holdings Corporation

By:	/s/ James M. Trimble
Name:	James M. Trimble
Title:	Interim Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James M. Trimble James M. Trimble	Interim Chief Executive Officer and President and Director	April 4, 2018

/s/ Lisa S. Jaubert Lisa S. Jaubert	General Counsel and Secretary and Director	April 4, 2018